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Exhibit 10.5

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT ("Agreement") is made and entered into as of August 12, 2003, by and between ACALA PARTNERS, INC., 1809 Randolph Ridge Trail, Austin, Texas 78746 ("Acala") and IROQUOIS BIO-ENERGY COMPANY, LLC, 6317 East 181st Street, Hebron, Indiana 46341-9302 ("IBEC").

        WHEREAS, IBEC is developing a proposed 40 million gallon fuel grade ethanol plant to be located near Rensselaer, Indiana (the "Ethanol Project');

        WHEREAS, in October of 2002, Iroquois Bio-Energy Company, LLC ("IBEC") filed a registration statement on Form SB-2 for registration of $25,000,000 of Units, no par value, under the Securities Act of 1933 (the "Securities Act"). The registration statement became effective on February 27, 2003. Pursuant to the registration statement, IBEC is currently offering a minimum of 20,000,000 Units and a maximum of 25,000,000 Units, at a price of $1.00 per Unit. The offering was originally scheduled to close on April 30, 2003, but was extended until September 1, 2003. IBEC may further extend the offering to no later than September 30, 2003. The foregoing collectively referred to as the "Offering;"

        WHEREAS, as a result of its registration statement being declared effective, IBEC is currently a public reporting company under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and must file periodic and annual reports with the Securities and Exchange Commission;

        WHEREAS, Acala maintains expertise in the development of business plans for production facilities;

        WHEREAS, IBEC wishes to retain Acala to provide business plan and other development assistance for the Ethanol Project; and

        WHEREAS, IBEC and Acala also wish to protect IBEC's confidential and proprietary information;

        NOW THEREFORE, the parties hereto agree as follows:

A.
SERVICES. Acala shall provide to IBEC the following assistance and advice regarding the development of the Ethanol Project and IBEC's business plan (the "Services"):

1.
Assist and advise IBEC in the preparation of a development business plan for the Ethanol Project for the development, construction and first five years of operations of the Ethanol Plant; and

2.
Provide support and assistance to IBEC to implement and execute on the development of the Ethanol Project and the business plan; and

3.
Provide support and assistance and advice to IBEC on material relationships that IBEC has or may have with key vendors and service providers, including review and comment on the terms of contracts; and

4.
Provide support and assistance on IBEC's financing strategies for the Ethanol Project; and

5.
Provide suitable, qualified and licensed broker-dealer candidates to IBEC, and advise IBEC on the hiring of a qualified licensed broker-dealer(s), to act as best-efforts underwriter in the Offering ("Underwriter"), on terms acceptable to IBEC and the Underwriter, provided that the total compensation to be paid to such Underwriter including expenses shall not exceed 6% of the proceeds sold in the Offering on or after the date the Underwriter is hired (but excluding any persons identified to the Underwriter in writing at the time of their hiring as a prospective investor approached by IBEC or its officers).

Acala shall perform all services under this Agreement in a professional and ethical manner, in a manner reasonably believed by them to be in the best interests of IBEC and with such care a professional person in a like position would use under similar circumstances, and in compliance with all applicable laws and regulations.

B.
COMPENSATION. In consideration of the Services, IBEC will pay to Acala a fee as follows:

1.
A non refundable retainer of $20,000.00 upon execution of this Agreement; and

2.
A non refundable payment of $10,000.00 per month, payable in advance, commencing upon the date the post-effective amendment to IBEC's registration statement naming the Underwriter retained by IBEC is declared effective; and

3.
A fee of $60,000 if IBEC retains a suitable Underwriter, which fee if earned shall be due and payable on March 31, 2004; and

4.
IBEC will reimburse Acala for its pre-approved, reasonable and customary expenses incurred in connection with the providing the Services, not to exceed $2,000 per month.

C.
TERM. This Agreement shall terminate on March 31, 2004, subject to earlier termination as follows:

1.
Acala may terminate this Agreement upon 30 days' written notice to IBEC, but no earlier than November 1, 2003; and

2.
IBEC will have a 60-day and 120-day right to review the services provided by Acala under this Agreement, and may terminate this Agreement upon 10 days' written notice given within 10 days of such review dates. The review dates shall be 60 days and 120 days from the date of this Agreement first set forth above; and

3.
Either party may terminate this Agreement upon written notice in the event a material breach by the other party remains uncured for a period of ten days' following written notice of such breach by the non-breaching party.

4.
In the event of termination, neither party shall have any further obligation or liability to the other party except for (a) any indemnification obligations under this Agreement, (b) the return of confidential information and any nondisclosure and nonuse obligation under this Agreement, and (c) any compensation earned to the date of termination.

D.
Each party represents and warrants to the other that it has full authority and power to perform its obligations hereunder, and will perform its obligations hereunder in accordance with all applicable laws, rules and regulations. Each party shall cooperate with the other to assist the other party with the delivery of services hereunder. IBEC represents to Acala that, as of the date of the prospectus, the prospectus did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. IBEC represents to Acala that, as of the date of any periodic filings its has made with the SEC, the periodic filings did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

E.
CONFIDENTIALITY. IBEC agrees to provide certain confidential and proprietary information regarding its business plan and Ethanol Project ("Confidential Information") to Acala, as Acala may reasonably request to provide the Services hereunder. Acala acknowledges that the Confidential Information is the confidential and proprietary information of IBEC and the disclosure of the Confidential Information does not convey any right, title or license in the Confidential Information to Acala. Acala agrees to hold the Confidential Information in strict confidence and shall not appropriate the Confidential Information to its own use or to the use of any third party that is not authorized by IBEC and shall only use the Confidential Information in connection with providing services to IBEC hereunder and for the exclusive benefit of IBEC, except to the extent authorized in writing by IBEC. Acala agrees to promptly return all Confidential Information to IBEC upon termination of this Agreement, and to otherwise destroy all electronic or other similar medium copies. The termination of the discussions or relationship between the parties shall not relieve the parties or their employees, agents or affiliates of the obligations of nonuse or nondisclosure hereunder or the obligation to return or destroy certain materials. The parties agree that money damages would not be sufficient remedy for any breach of this Agreement, and the nonbreaching party shall be entitled to enforce this Agreement by injunctive and other available relief, including without limitation specific performance.

F.
IBEC INDEMNITY. IBEC shall indemnify, hold harmless and defend Acala and its officers, directors, and employees, from and against any and all claims, demands, suits, actions, or proceedings ("Claims") brought by third parties arising from or related to Acala's performances of the Services hereunder. This indemnity and hold harmless shall include indemnity against all losses, liabilities and expenses incurred by Acala or its officers, directors or employees in connection with such Claims or the defense thereof, including reasonable attorneys fees (collectively, "Losses"), but shall expressly exclude any and all consequential, special or indirect damages suffered by Acala or its officers, directors or employees as a result of such Claims. Notwithstanding the foregoing, the foregoing indemnity shall not apply, and IBEC shall have no obligation to indemnify, hold harmless or defend Acala or its officers, directors, or employees, from any Claims or Losses based on or related to or arising from: (1) any acts of negligence or misrepresentations by Acala or its officers, directors, or employees; (2) Acala's breach of any provision of this Agrement; (3) any warranty, express or implied, or representation made by Acala to any third party which is not authorized by IBEC; or (4) that is actually paid pursuant to any insurance policy covering such party. IBEC's obligation to indemnify under this Section shall survive termination of this Agreement.

G.
ACALA INDEMNITY. Acala shall indemnify, hold harmless and defend IBEC and its officers, directors, employees, and agents from and against any and all claims, demands, suits, actions, or proceedings ("Claims") brought by third parties arising from or related to (1) any acts of negligence or misrepresentations by Acala or its officers, directors, or employees; (2) Acala's breach of any provision of this Agrement; or (3) any warranty, express or implied, or representation made by Acala to any third party which is not authorized by IBEC. This indemnity and hold harmless shall include indemnity against all losses, liabilities and expenses incurred by IBEC or its officers, directors, employees, or agents in connection with such Claims or the defense thereof, including reasonable attorneys fees (collectively, "Losses"), but shall expressly exclude any and all consequential, special or indirect damages suffered by IBEC or its officers, directors, employees, or agents as a result of such Claims. Notwithstanding the foregoing, the foregoing indemnity shall not apply, and Acala shall have no obligation to indemnify, hold harmless or defend IBEC or its officers, directors, employees or agents, from any Claims or Losses that is actually paid pursuant to any insurance policy covering such party. Acala's obligation to indemnify under this Section shall survive termination of this Agreement.

H.
OTHER DUTIES. Acala agrees that in no event shall it or any third party acting on its behalf engage in any conduct or activity to effect the offer or sale of IBEC's securities in the Offering or to otherwise effect a transaction in IBEC's securities, including but not limited to participating in any solicitation of an investment in IBEC, delivering any offering documents of IBEC to a potential investor, or making recommendations to potential investors in IBEC. Unless specifically authorized in writing to do so, neither party shall have the power or authority to bind the other party by any representation, promise, or commitment, and neither party shall make any representation to the contrary to any third party.

I.
MISCELLANEOUS. This Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Indiana. This Agreement may be modified or waived only by a separate writing signed by all parties hereto expressly so modifying or waiving such. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. References to the parties shall be deemed to include each of their affiliates, if any. Any disputes arising out of this Agreement shall be venued in federal district court for the City of Rensselaer, Indiana, and each party hereby consents to the jurisdiction of such court. This Agreement shall be binding upon the parties hereto and their successors and assigns.

        IN WITNESS WHEREOF, the parties acknowledge their agreement to the foregoing as of the date first set forth above by execution of the Agreement by their respective authorized representatives.

IROQUOIS BIO-ENERGY COMPANY, LLC		ACALA PARTNERS, INC
By:	/s/ MICHAEL J. AYLESWORTH	By:	/s/ DOUGLAS A. FISHER
Its:	President	Its:	VP
Michael J. Aylesworth (Print name)		Douglas A. Fisher (Print name)

Dated:	8/12/03	Dated:	8/12/03

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CONSULTING AGREEMENT